EXHIBIT 10.44

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED

NEIMAN MARCUS GROUP, INC. DEFINED CONTRIBUTION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Effective as of January 1, 2008)

Pursuant to the provisions of Article VIII thereof, The Amended and Restated Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan (Effective as of January 1, 2008) (the “Plan”) is hereby amended effective as of January 1, 2008 in the following respects only:

FIRST:  Section 2-35 of the Plan is hereby amended by restating the second sentence thereof in its entirety to read as follows:

If an Employee would be deemed a Key Employee as of an Identification Date, the Employee is treated as a “Specified Employee” for the 12-month period beginning on the fourth month following the end of the 12-month period ending on the Identification Date.

SECOND:  Section 4-2 of the Plan is hereby amended by restatement in its entirety to read as follows:

Section 4-2                                     Time of Distribution.

(a)                                  Affirmative Election.

(1)                                  Subject to Section 7-2, Section 7-3, Section 7-4 and Section 7-5 below, the Committee, in its sole and absolute discretion, may permit an Eligible Employee to elect to receive the distribution of his or her Defined Contribution Account upon the later of:

(A)  his or her Separation from Service, or

(B)  his or her Specified Distribution Date;

provided, however, that the Committee may prescribe such limitations on the choices available to an Eligible Employee for a Specified Distribution Date as it may determine in its sole and absolute discretion.

(2)                                  Notwithstanding anything herein to the contrary, an affirmative election will be disregarded and given no consideration if such an election is not reflected on a properly completed Enrollment Agreement that is timely filed with the Committee by the date set by the Committee in its sole and absolute discretion.

(b)                                 Deemed Election.  Subject to Section 7-2, Section 7-3, Section 7-4 and Section 7-5 below, to the extent the Committee does not allow or an Eligible Employee has not made an affirmative election regarding the distribution of her or her Defined Contribution Account pursuant to Section 4-2(a) above, the Eligible Employee shall be deemed to have designated the time of payment as the later of:

(1)                                  Separation from Service, and

(2)                                  the attainment of age fifty-five (55).

(c)                                  2008 Special Payment Election.  Any provision of the Plan to the contrary notwithstanding, prior to January 1, 2009 (or such earlier date as the Committee may prescribe), each Participant may elect an age from 56 through 65 that will apply as his or her deemed election in Section 4-2(b)(2) above rather than age 55, and such election shall be treated as his or her initial election and shall not be subject to the election change rules provided in Section 7-6; provided, however, that no such election shall be permitted to change any payment that would otherwise have been made in 2008 and no such election may accelerate a payment into 2008 that would not otherwise have been made in 2008.

THIRD:  Section 7-1 of the Plan is hereby amended by restatement in its entirety to read as follows:

Section 7-1                                     Distributions.  A Participant shall receive a distribution of the vested amount credited to his or her Defined Contribution Account under the Plan at the time or times and in the form or forms provided in ARTICLE IV, or pursuant to one or more Amended Enrollment Agreements, as provided in Section 7-6 below; provided, however, that if the distribution of an amount credited to the Participant’s Defined Contribution Account is to commence upon his or her Separation From Service and such Participant is a Specified Employee at the time of his or her Separation From Service, the provisions of Section 7-2 below shall apply to such distribution.  A distribution paid pursuant to this Section 7-1 shall commence to be paid by the Company to the Participant as soon as administratively practicable on or following the time designated pursuant to ARTICLE IV, but no later than sixty (60) days following such designated time, and shall be paid to the Participant entirely in cash.  If the payment is to made in the form of five annual installments as provided in Section 4-3, the amount of each installment payment shall equal the value of the Defined Contribution Account as of the last business day immediately prior to such payment divided by the number of installments remaining to be paid, and each subsequent payment following the first payment shall be made during the immediately subsequent calendar year.

FOURTH:  Sections 7-3 and 7-4 of the Plan are hereby amended by restatement in their entirety to read as follows:

Section 7-3                                     Death of Participant.  If a Participant dies prior to commencement of his or her benefit under the Plan, the Participant’s Beneficiary shall receive a lump sum cash distribution of the entire vested amount credited to the Participant’s Defined Contribution Account as soon as administratively practicable following the date of the Participant’s death, but no later than sixty (60) days following the date of the Participant’s death.  If a Participant dies after commencement of his or her benefit under the Plan, the Participant’s Beneficiary shall receive a lump sum cash distribution of the remaining installments payable to the Participant under the Plan as soon as administratively practicable following the date of the Participant’s death, but not later than sixty (60) days following the Participant’s death.

Section 7-4            Disability of Participant.  If a Participant becomes Disabled prior to commencement of his or her benefit under the Plan, the Participant shall receive a lump sum cash distribution of the entire vested amount credited to his Defined Contribution Account as soon as administratively practicable following the date the Participant becomes Disabled, but no later than sixty (60) days following such date.  If a Participant becomes Disabled after commencement of his or her benefit under the Plan, the Participant shall receive a lump sum cash distribution of the remaining installments payable to the Participant under the Plan as soon as administratively practicable following the date the Participant becomes Disabled, but no later than sixty (60) days following such date.  Notwithstanding anything herein to the contrary, if the Participant, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Committee may direct payment in accordance with Section 10-15 below.

FIFTH:  Section 7-6 of the Plan is hereby amended by restatement in its entirety to read as follows:

Section 7-6            Change in Time.

(a)           Subject to Section 7-6(b) below, the Committee, in its sole and absolute discretion, may permit a Participant to change the time of a distribution otherwise provided pursuant to ARTICLE IV, by filing with the Committee an Amended Enrollment Agreement in accordance with the requirements of this Section 7-6; provided, however, that:

(1)                                  no change shall be effective until at least twelve (12) months after the date on which the properly completed Amended Enrollment Agreement is filed with the Committee;

(2)                                  the distribution must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid or, in the case of installment payments, five (5) years from the date the first amount was scheduled to be paid;

(3)                                  no change with respect to a payment at a specified time or pursuant to a fixed schedule may be made less than twelve (12) months prior to the date the payment is scheduled to be paid or, in the case of installment payments, twelve (12) months prior to the date the first amount is scheduled to be paid.

In the case of a payment that is scheduled to be made during a period longer than one day, such payment shall be deemed to be scheduled to be paid for purposes of this subsection (a) as of the first day of such time period.

(b)                                 Notwithstanding the preceding:

(1)                                  with the exception of a Participant’s death or disability, once payment has commenced, the time of such payment shall not be modified, and

(2)                                  no change will be permitted that would result in a payment being postponed by more than ten (10) years from the date originally elected, or, if applicable, deemed to have been elected.

IN WITNESS WHEREOF, this Amendment has been executed this 22nd day of December, 2008.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Marita O’Dea
Its:	Senior Vice President and
Chief Human Resource Officer